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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                      Championship Auto Racing Teams, Inc.
                      ------------------------------------
             (Exact name of registrant as specified in its charter)

                Delaware                                38-3389456
                --------                                ----------
(State of incorporation or organization)    (I.R.S. Employer Identification No.)

         5350 Lakeview Parkway South Drive, Indianapolis, Indiana 46268
         --------------------------------------------------------------
            (Address of principal executive offices, with zip code)


Securities to be registered pursuant to Section 12(b) of the Act:

           Title of each class                Name of each exchange on which
           to be so registered                each class is to be registered
           -------------------                ------------------------------
 Common Stock, $.01 par value per share          New York Stock Exchange
     Rights to Purchase Common Stock             New York Stock Exchange

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

     Securities Act registration statement file number to which this form relates: __________(if applicable). [ ]

     Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
           -----------------------------------------------------------
                                (Title of class)

             -------------------------------------------------------
                                (Title of class)


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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

Reference is hereby made to Registrant's Registration Statement on Form S-1 (file No. 333-43141), as filed with the Securities and Exchange Commission on December 23, 1997, as amended, and particularly to the descriptions of the Rights Agreement set forth under the caption "Description of Capital Stock--Rights Agreement" beginning on page 49 thereof. Such Registration Statement, as amended, is hereby incorporated by reference herein.

The Rights Agreement has been amended and restated to permit a Person, together with all Affiliates or Associates of such Person, to temporarily become the Beneficial Owner of a number of Common Shares which would otherwise result in such Person becoming an Acquiring Person as a result of any agreement, arrangement or understanding with another Person if (i) the Board of Directors concludes such agreement, arrangement or understanding facilitates the submission of a proposal for a negotiated business combination in response to an invitation from the Company and (ii) within two (2) business days after the Company advises such Person that it no longer wishes to consider such a proposal from such Person, the Board of Directors is satisfied that such agreement, arrangement or understanding is no longer in effect..

ITEM 2. EXHIBITS.

List below all exhibits filed as a part of the registration statement:

The following exhibits are filed with this Registration Statement on Form 8-A pursuant to the requirements of Section 12(b) of the Securities Exchange Act of 1934:

1. Rights Agreement, dated as of March 3, 1998, between Championship Auto Racing Teams, Inc. and Norwest Bank Minnesota, National Association, including the form of Rights Certificate (and form of assignment relating thereto) and the Summary of Rights attached thereto as Exhibits A and B, respectively, incorporated by reference to Exhibit 1 to the Form 8-A/A of the Company (file no. 1-13925).

2. Amended and Restated Rights Agreement dated October 16, 2002 between Championship Auto Racing Teams, Inc. and Wells Fargo Minnesota, N.A., as Rights Agent, including Exhibits A, B and C incorporated by reference to Exhibit 2 to the Form 8-A/A of the Company filed with the Securities and Exchange Commission on November 11, 2002.

3. Amendment no. 1 to Amended and Restated Rights Agreement dated July 2, 2003 between Championship Auto Racing Teams, Inc. and Wells Fargo Minnesota, N.A., as Rights Agent (filed herewith).

4. Registration Statement on Form S-1 dated December 23, 1997, filed with the Securities and Exchange Commission, as amended.


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                                    SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                          CHAMPIONSHIP AUTO RACING TEAMS, INC.

 Date: September 4, 2003                  By:   /s/ Thomas L. Carter
                                              ----------------------
                                                Thomas L. Carter
                                                Chief Financial Officer